Exhibit 1

CHINA UNICOM LIMITED (Stock Code: 762)
(Incorporated in Hong Kong with limited liability under Companies Ordinance)

ANNOUNCEMENT

The Board is pleased to disclose the operational statistics of the Group for the month of May 2007.

The Board of the Company (the “Board”) is pleased to disclose the operational statistics of the Company and its subsidiaries (collectively the “Group”) for the month of May 2007.

Operational statistics for the month of May 2007 and the comparative figures for the previous month are as follows:

	May 2007	April 2007

1. CELLULAR BUSINESS:

Aggregated Number of GSM Cellular Service Subscribers	111.437 million	110.298 million
- Post-paid Subscribers	57.354 million	56.795 million
- Pre-paid Subscribers	54.083 million	53.503 million

Aggregated Net Additions in 2007 of GSM Cellular Service Subscribers	5.564 million	4.425 million
- Post-paid Subscribers	3.087 million	2.528 million
- Pre-paid Subscribers	2.477 million	1.897 million

Aggregated Number of CDMA Cellular Service Subscribers	38.658 million	38.207 million
- Post-paid Subscribers	35.531 million	35.085 million
- Pre-paid Subscribers	3.127 million	3.122 million

Aggregated Net Additions in 2007 of CDMA Cellular Service Subscribers	2.165 million	1.714 million
- Post-paid Subscribers	2.077 million	1.631 million
- Pre-paid Subscribers	0.088 million	0.083 million

	May 2007	April 2007

2. INTERNATIONAL & DOMESTIC LONG DISTANCE TELEPHONE SERVICES:

Aggregated Usage Volume in 2007 of Outgoing Calls of Circuit Switched Long Distance Telephone (minutes)	4.6267 billion	3.6217 billion
- Domestic Long Distance	4.5520 billion	3.5632 billion
- International, Hong Kong, Macau & Taiwan Long-Distance	0.0747 billion	0.0585 billion

Aggregated Usage Volume in 2007 of Outgoing Calls of IP Telephone (minutes)	5.1441 billion	4.0759 billion
- Domestic Long Distance	5.0995 billion	4.0399 billion
- International, Hong Kong, Macau & Taiwan Long-Distance	0.0446 billion	0.0360 billion

Notes:

1.     All the Aggregated Numbers recorded for the months of April 2007 and May 2007 are aggregated data reported at 24:00 on 30 April 2007 and 31 May 2007 respectively.

2.     The accounting period of all Aggregated Net Additions in 2007 and all Aggregated Usage Volumes in 2007 for the month of May 2007 is the period commencing from 0:00 on 1 January 2007 to 24:00 on 31 May 2007 respectively.

Caution Statement

The Board wishes to remind investors that the above operational statistics for the months of April 2007 and May 2007 are based on the Group’s internal records. Investors are cautioned not to unduly rely on such statistics. In the meantime, investors are advised to exercise caution in dealing in the shares of the Company.

The Board of Directors of the Company comprises:

Executive Directors:	Chang Xiaobing, Shang Bing, Tong Jilu, Li Jianguo, Yang Xiaowei, Li Zhengmao, Li Gang and Zhang Junan
Non-executive Director:	Lu Jianguo
Independent Non-executive Directors:	Wu Jinglian, Shan Weijian, Cheung Wing Lam, Linus, and Wong Wai Ming

By Order of the Board
CHINA UNICOM LIMITED
CHU KA YEE
Company Secretary

Hong Kong, 18 June 2007